Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-272475) of Beneficient of our report dated July 13, 2023, relating to the financial statements, which appears in this Annual Report (Form 10-K) of Beneficient for the year ended March 31, 2023.

/s/ Weaver and Tidwell, L.L.P.
San Antonio, Texas
July 13, 2023